 Joint Filer Information and Signature

Joint Filers:

1.	Name:	Northwater Capital Management Inc.
	Address:	161 Bay Street, Suite 4000, Toronto, Ontario, Canada M5J 2S1

NORTHWATER CAPITAL MANAGEMENT INC.

		By: /s/ Jonathan Piurko	December 15, 2014
		Name: Jonathan Piurko	Date
Title: Managing Director